                                                                     Exhibit 3.1

                       RESTATED ARTICLES OF INCORPORATION

                                       OF

                             PG&E PARENT CO., INC.

                            Dated December 19, 1996


          STANLEY T. SKINNER and LESLIE H. EVERETT certify that:

     1. They are the Chairman of the Board and Chief Executive Officer, and the Corporate Secretary, respectively, of PG&E Parent Co., Inc., a California corporation.

     2. The Articles of Incorporation of the corporation, as amended to the date of the filing of this certificate, including the amendments set forth herein but not separately filed (and with the omissions required by Section 910 of the California Corporations Code) are amended and restated as follows:

          FIRST:  The name of the Corporation shall be

                                PG&E CORPORATION

          SECOND: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

          THIRD:

          I. The Board of Directors of the Corporation shall consist of such number of directors, not less than nine (9) nor more than seventeen (17), as shall be prescribed in the Bylaws.

          II. The Board of Directors by a vote of two-thirds of the whole Board may appoint from the directors an Executive Committee, which Committee may exercise such powers as may lawfully be conferred upon it by the Bylaws of the Corporation. Such Committee may prescribe rules for its own government and its meetings may be held at such places within or without California as said Committee may determine or authorize.

          FOURTH: No shareholder may cumulate votes in the election of directors. This Article FOURTH shall become effective only when the Corporation shall have become a "listed corporation" within the meaning of Section 301.5 of the California Corporations Code.

          FIFTH: The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

          SIXTH: The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaws, resolutions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code.

          SEVENTH:

          I. The Corporation is authorized to issue two classes of shares, to be designated respectively Preferred Stock ("Preferred Stock") and Common Stock ("Common Stock"). The total number of shares of capital stock that the Corporation is authorized to issue is 885,000,000, of which 85,000,000 shall be Preferred Stock and 800,000,000 shall be Common Stock.

          II. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the designation and number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares and as may be permitted by the General Corporation Law of California. The Board of Directors is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. If the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

          EIGHTH:

          I. The affirmative vote of the holders of not less than seventy-five percent (75%) of the outstanding shares of "Voting Stock" (as hereinafter defined) shall be required to implement or effect any "Business Combination" (as hereinafter defined) involving the Corporation or any "Subsidiary" (as hereinafter defined) of the Corporation and any "Related

Person" (as hereinafter defined), or any "Affiliate" or "Associate" (as hereinafter defined) of a Related Person, notwithstanding the fact that no vote may be required or that a lesser percentage may be specified by law, in any agreement with any national securities exchange or otherwise; provided, however, that the seventy-five percent (75%) voting requirement shall not be applicable and such Business Combination shall require only such affirmative vote as is required by law, any agreement with any national securities exchange or otherwise if:

          (1) The Business Combination shall have been approved by the Board of Directors without counting the vote of any director who is not a "Disinterested Director" (as hereinafter defined); or

          (2) All of the following conditions are met:

               (i) The cash or "Fair Market Value" (as hereinafter defined) as of the date of the consummation of the Business Combination (the "Combination Date") of the property, securities or other consideration to be received per share by holders of a particular class or series of capital stock, as the case may be, of the Corporation in the Business Combination is not less than the highest of:

                    (a) the highest per share price (including brokerage commissions, transfer taxes and soliciting dealers' fees) paid by or on behalf of the Related Person in acquiring beneficial ownership of any of its holdings of such class or series of capital stock of the Corporation (A) within the two-year period immediately prior to the first public announcement of the proposed Business Combination (the "Announcement Date") or (B) in the transaction or series of transactions in which the Related Person became a Related Person, whichever is higher; or

                    (b) the highest Fair Market Value per share of the shares of capital stock being acquired in the Business Combination as of any date within the one-year period preceding: (A) the Announcement Date or (B) the date on which the Related Person became a Related Person, whichever is higher; or

                    (c) in the case of Common Stock, the highest per share book value of the Common Stock as reported at the end of the three fiscal quarters which preceded the Announcement Date, and in the case of Preferred Stock the highest preferential amount per share to which the holders of shares of such class or series of Preferred Stock would be entitled as of the Combination Date in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, regardless of whether the Business Combination to be consummated constitutes such an event.

               The provisions of this paragraph I(2)(i) shall be required to be met with respect to every class or series of outstanding capital stock, whether or not the Related Person has previously acquired any shares of a particular class or series of capital stock. In all of the above instances, appropriate adjustments shall be made for recapitalizations and for stock dividends, stock splits and like distributions; and

               (ii) The consideration to be received by holders of a particular class or series of capital stock shall be in cash or in the same form as previously has been paid by or on behalf of the Related Person in connection with its direct or indirect acquisition of beneficial ownership of shares of such class or series of stock. If the consideration so paid for any such shares varied as to form, the form of consideration for such shares shall be either cash or the form used to acquire beneficial ownership of the largest number of shares of such class or series of capital stock previously acquired by the Related Person; and

               (iii) After such Related Person has become a Related Person and prior to the consummation of such Business Combination: (a) except as approved by the Board of Directors without counting the vote of any director who is not a Disinterested Director, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on the outstanding Preferred Stock; (b) there shall have been (A) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock) except as approved by the Board of Directors without counting the vote of any director who is not a Disinterested Director, and (B) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by the Board of Directors without counting the vote of any director who is not a Disinterested Director; and (c) such Related Person shall not have become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Related Person becoming a Related Person; and

               (iv) After such Related Person has become a Related Person, the Related Person shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise; and

               (v) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any provisions subsequently replacing such Act, rules or regulations) shall be mailed to public shareholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

          II.  For purpose of this Article EIGHTH:

          (1) The term "Business Combination" shall mean any (i) merger or consolidation of the Corporation or a Subsidiary with a Related Person or any other person which is or after such merger or consolidation would be an Affiliate or Associate of a Related Person; (ii) sale, lease, exchange, mortgage, pledge, transfer or other disposition or guarantee (in one transaction or a series of transactions) to or with or for the benefit of any Related Person or any Affiliate or Associate of any Related Person, of any assets of the Corporation or of a Subsidiary having an aggregate Fair Market Value of $100 million or more; (iii) sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), to the Corporation or a Subsidiary of any assets of a Related Person or any Affiliate or Associate of any Related Person having an aggregate Fair Market Value of $100 million or more; (iv) issuance, pledge or transfer of securities of the Corporation or a Subsidiary (in one transaction or a series of transactions) to or with a Related Person or any Affiliate or Associate of any Related Person in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $100 million or more; (v) reclassification of securities (including any reverse stock split) or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction that would have the effect, either directly or indirectly, of increasing the voting power or the proportionate share of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly beneficially owned by any Related Person or any Affiliate or Associate of any Related Person; and (vi) any merger or consolidation of the Corporation with any of its Subsidiaries after which the provisions of this Article EIGHTH of the Articles of Incorporation shall not be contained in the Articles of Incorporation of the surviving entity.

          (2) The term "person" shall mean any individual, firm, corporation or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Voting Stock of the Corporation.

          (3) The term "Related Person" shall mean any person (other than the Corporation, or any Subsidiary and other than any dividend reinvestment plan or profit-sharing, employee stock ownership or other employee benefit or savings plan of the Corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who or which:

               (i) is the beneficial owner (as hereinafter defined) of five percent (5%) or more of the Voting Stock;

               (ii) is an Affiliate or Associate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner of five percent (5%) or more of the then outstanding Voting Stock; or

               (iii) is an assignee of or has otherwise succeeded to the beneficial ownership of any shares of Voting Stock which were at any time within the two-year period immediately prior to such time beneficially owned by any Related Person, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

          (4) A person shall be a "beneficial owner" of any Voting Stock:

               (i) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly;

               (ii) which such person or any of its Affiliates or Associates has, directly or indirectly, (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

               (iii) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

          (5) For the purposes of determining whether a person is a Related Person pursuant to subparagraph (3) of this paragraph II, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of subparagraph (4) of this paragraph II but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

          (6) The term "Affiliate," used to indicate a relationship with a specified person, shall mean a person that directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified person. The term "Associate," used to indicate a relationship with a specified person, shall mean (i) any person (other than the Corporation or a Subsidiary) of which such specified person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (ii) any trust or other estate in which such specified person has a substantial beneficial interest or as to which such specified person serves as trustee or in a similar fiduciary capacity, (iii) any relative or spouse of such specified person or any relative of such spouse, who has the same home as such specified person or who is a director or officer of the Corporation or any Subsidiary, and (iv) any person who is a director or officer of such specified person or any of its parents or subsidiaries (other than the Corporation or a Subsidiary).

          (7) The term "Subsidiary" means any corporation of which a majority of any class of equity securities is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Related Person set forth in subparagraph (3) of this paragraph II, the term "Subsidiary" shall mean only a corporation of which a majority of the outstanding shares of capital stock of such corporation entitled to vote generally in the election of directors is owned, directly or indirectly, by the Corporation.

          (8) The term "Disinterested Director" means any member of the Board of Directors, while such person is a member of the Board of Directors, who is not an Affiliate, Associate or a representative of the Related Person involved in a proposed Business Combination and was a member of the Board of Directors immediately prior to the time that the Related Person became a Related Person, and any successor of a Disinterested Director, while such successor is a member of the Board of Directors, who is not an Affiliate, Associate or a representative of the Related Person and is recommended or elected to succeed a Disinterested Director by the Board of Directors without counting the vote of any director who is not a Disinterested Director.

          (9) For the purposes of paragraph I(2)(i) of this Article EIGHTH, the term "other consideration to be received" shall include, without limitation, capital stock retained by the shareholders.

          (10) The term "Voting Stock" shall mean all of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, and each reference to a proportion of shares of Voting Stock shall refer to such proportion of the votes entitled to be cast by such shares voting together as one class.

          (11) The term "Fair Market Value" means: (i) in case of capital stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for the New York Stock Exchange Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such stock exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any successor system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined in good faith by the Board of Directors without counting the vote of any director who is not a Disinterested Director; and
     (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by the Board of Directors without counting the vote of any director who is not a Disinterested Director.

          (12) A Related Person shall be deemed to have acquired a share of Voting Stock at the time when such Related Person became the beneficial owner thereof. If the Board of Directors without counting the vote of any director who is not a Disinterested Director is not able to determine the price at which a Related Person has acquired a share of Voting Stock, such price shall be deemed to be the Fair Market Value of the shares in question at the time when the Related Person becomes the beneficial owner thereof. With respect to shares owned by Affiliates or other persons whose ownership is attributed to a Related Person under the foregoing definition of Related Person, the price deemed to be paid therefor by such Related Person shall be the price paid upon the acquisition thereof by such Affiliate, Associate or other person, or, if such price is not determinable by the Board of Directors without counting the vote of any director who is not a Disinterested Director, the Fair Market Value of the shares in question at the time when the Affiliate, Associate, or other such person became the beneficial owner thereof.

          III. The fact that any Business Combination complies with the provisions of paragraph I(2) of this Article EIGHTH shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors, or any member thereof, to approve such Business Combination or recommend its adoption or approval to the shareholders of the Corporation, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board of Directors, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Business Combination.

          IV. The Board of Directors of the Corporation shall have the power and duty to determine for the purposes of this Article EIGHTH, on the basis of information known to them after reasonable inquiry and in accordance with the terms of this Article

EIGHTH, whether a person is a Related Person and whether a director is a Disinterested Director. Once the Board of Directors has made a determination pursuant to the preceding sentence that a person is a Related Person, the Board of Directors of the Corporation, without counting the vote of any director who is not a Disinterested Director with respect to such Related Person, shall have the power and duty to interpret all of the terms and provisions of this Article EIGHTH and to determine on the basis of the information known to them after reasonable inquiry all facts necessary to ascertain compliance with this Article EIGHTH including, without limitation, (1) the number of shares of Voting Stock beneficially owned by any person, (2) whether a person is an Affiliate or Associate of another, (3) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary of the Corporation in any Business Combination has, an aggregate Fair Market Value of $100 million or more, and (4) whether all of the applicable conditions set forth in paragraph I(2) of this Article EIGHTH have been met with respect to any Business Combination. Any determination pursuant to this Article EIGHTH made in good faith shall be binding and conclusive on all parties.

          V. The directors of the Corporation, when evaluating any proposal or offer which would involve a Business Combination or the merger or consolidation of the Corporation or any of its Subsidiaries with another corporation, the sale of all or substantially all of the assets of the Corporation or any of its Subsidiaries, a tender offer or exchange offer for any capital stock of the Corporation or any of its Subsidiaries or any similar transaction shall give due consideration to all factors they may consider relevant. Such factors may include, without limitation, (a) the adequacy, both in amount and form, of the consideration offered in relation not only to the current market price of the Corporation's outstanding securities, but also the current value of the Corporation in a freely negotiated transaction with other potential acquirers and the Board's estimate of the Corporation's future value (including the unrealized value of its properties, assets and prospects) as an independent going concern, (b) the financial and managerial resources and future prospects of the acquirer, and (c) the legal, economic, environmental, regulatory and social effects of the proposed transaction on the Corporation's and its Subsidiaries' employees, customers, suppliers and other affected persons and entities and on the communities and geographic areas in which the Corporation and its Subsidiaries provide utility service or are located, and in particular, the effect on the Corporation's and its Subsidiaries' ability to safely and reliably meet any public utility obligations at reasonable rates.

          VI. Nothing herein shall be construed to relieve any Related Person from any fiduciary obligation imposed by law.

          VII. Notwithstanding any other provisions of these Articles of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that a lesser percentage may otherwise be specified by law, these Articles of Incorporation or the Bylaws), the affirmative vote of not less than seventy-five percent (75%) of the total voting power of all outstanding Voting Stock voting as a class shall be required to alter, amend or repeal or adopt any provisions inconsistent with the provisions set forth in this Article EIGHTH, provided, however, that this Article EIGHTH or any provision hereof may be altered, amended or repealed, or any inconsistent provision may be adopted, upon the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding Voting Stock voting as a class, if such alteration, amendment or repeal, or if such adoption of any inconsistent provision, shall first have been approved and recommended by the Board of Directors without counting the vote of any director who is not a Disinterested Director.

     3. The foregoing amendments and restatement of the Articles of Incorporation have been duly approved by the Board of Directors of the corporation.

     4. The foregoing amendments and restatement of the Articles of Incorporation (other than the omissions required by Section 910 of the California Corporations Code) have been duly approved by the required vote of the shareholders in accordance with Section 902 of the California Corporations Code. The corporation has only one class of shares issued and outstanding (common stock) and the number of outstanding shares is 100. The shares voted unanimously in favor of the amendments, which exceeded the vote required. The percentage vote required for approval of the amendments was more than 50%.

          We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date:  December 19, 1996



                                   /s/ Stanley T. Skinner
                                 --------------------------------
                                 STANLEY T. SKINNER
                                 Chairman of the Board and
                                 Chief Executive Officer



                                   /s/ Leslie H. Everett
                                 --------------------------------
                                 LESLIE H. EVERETT
                                 Corporate Secretary